Exhibit 10.3

NORTH CAROLINA	SETTLEMENT AGREEMENT

AND RELEASE

WAKE COUNTY

     This Settlement Agreement and Release (the "Agreement") is made and entered into this the 7th day of August 2001 by and between Analysts International Corporation (“Analysts”), a corporation organized under the laws of the State of Minnesota, and High Speed Net Solutions, Inc. (“HSNS”), a corporation organized and existing under the laws of the State of Florida.

     WHEREAS, on March 29, 2001 Analysts commenced a civil action in the General Court of Justice, District Court Division, Wake County North Carolina bearing docket number 01 CVD 003792 and styled Analysts International Corporation v. High Speed Net Solutions, Inc. (the “Civil Action”); and

     WHEREAS, Analysts and HSNS desire to compromise and settle any and all disputes arising out of or in any way connected with the Civil Action and the underlying dispute;

     NOW, THEREFORE, IT IS RESOLVED that, in consideration of the payment to Analysts by HSNS of the sum of $358,426.00 plus interest accruing at a rate of 8% per annum (the “Indebtedness”) from March 31, 2000, in payments as described herein, and Analysts’ agreement to release HSNS from any and all liability arising out of the dispute leading to the Civil Action and for other good and sufficient consideration, the receipt and sufficiency of which is acknowledged, the parties covenant and agree as follows:

     1.     HSNS will pay the Indebtedness to Analysts on the following schedule:

a) $20,000.00 upon execution of this Agreement;

b) $5,000.00 per month for a period of six months, commencing one month after the execution of this Agreement;

c) $10,000 per month until the balance of the Indebtedness has been satisfied.

     2.     Analysts will obtain an Order placing the Civil Action on inactive status for a period of time sufficient for HSNS to satisfy the Indebtedness pursuant to the terms of this Agreement. HSNS will execute a Consent Judgment in favor of Analysts in the amount of the Indebtedness, minus any payments made pursuant to this Agreement, in the form indicated on Exhibit A, which will be held by Analysts and not filed, unless HSNS has defaulted on its obligations pursuant to this Agreement and any applicable cure period has elapsed.

     3.     In the event of a default in payment of any installment due pursuant to this Agreement, Analysts will give written notice to HSNS of the default and HSNS will have three business days from the receipt of notice to cure the default.

     4.     This Agreement does not limit Analysts’ ability to take appropriate action to enforce this Agreement or HSNS’ obligations and/or to take appropriate action to satisfy or collect hereunder upon any judgment filed in Analysts’ favor.

     5.     Analysts, for itself, its successors, assigns, affiliates, agents, employees and legal representatives, hereby releases HSNS, its predecessors (including but not limited to Summus, Ltd.), successors, assigns, affiliates, agents, employees and legal representatives, from any and all claims and demands other than those arising from this Agreement, whether known or unknown, which Analysts has or may have, arising out of or in any way related to the Civil Action. Analysts covenants and agrees that it has not assigned, transferred or conveyed in any manner all or any part of its legal claims or legal rights against HSNS in connection with the Civil Action or the dispute underlying the Civil Action.

     6.     HSNS, for itself, its successors, assigns, affiliates, agents, employees and legal representatives, hereby releases Analysts, its predecessors, successors, assigns, affiliates, agents, employees and legal representatives, from any and all claims and demands other than those arising from this Agreement, whether known or unknown, which HSNS has or may have, arising out of or in any way related to the Civil Action or to the provision of services by Analysts to HSNS or its predecessors from which the Indebtedness arose. HSNS covenants and agrees that it has not assigned, transferred or conveyed in any manner all or any part of its legal claims or legal rights against Analysts in connection with the Civil Action or the dispute underlying the Civil Action.

     7.     No party admits or acknowledges any liability to any other party and specifically denies the existence of such liability.

     8.     HSNS may pre-pay all or any part of the Indebtedness at any time without penalty.

     9.     No promise or agreement other than those recited above has been made as consideration for the releases and discharges effected by this Agreement and Analysts has given this release for the sole consideration recited above.

     10.   This Agreement constitutes the entire agreement of the parties. All prior understandings, representations and agreements are merged in this Agreement and this Agreement shall not be modified in any manner, except by written instrument signed by both parties.

     11.   The parties attest that this Agreement is voluntarily made after ample opportunity to review the document with any individuals, advisors and counsel so desired.

     12.     This Agreement shall be governed and interpreted in accordance with the laws of the State of North Carolina and any disputes arising from this Agreement will be resolved in the General Courts of Justice, Wake County, North Carolina.

     13.     Each party represents and covenants that the party executing the document on its behalf below is duly authorized to bind the entity to this Agreement.

     14.     Any notices relating to this Agreement shall be sent via Federal Express overnight mail to the parties and the following addresses:

     Analysts International Corporation
     c/o Colleen M. Davenport
     General Counsel
     Analysts International Corporation
     3601 West 76th Street
     Minneapolis, MN 55435

     High Speed Net Solutions, Inc.
     c/o Gary Ban
     Chief Operating Officer
     434 Fayetteville Street, Suite 600
     Raleigh, North Carolina 27601

     IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Release as of the day and year written above, in duplicate.

ANALYSTS INTERNATIONAL CORPORATION

By: /s/ Charles E. Jones Charles E. Jones Assistant Secretary and Associate General Counsel

HIGH SPEED NET SOLUTIONS, INC

By: /s/ Gary Ban Gary Ban Chief Operating Officer

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